Registration Statement No. 333-137902

Dated February 5, 2008; Rule 433

Structured Investments Overview

February 5, 2008

Erick Goralski, Director

Structured Investments

Deutsche Bank Securities, Inc.

(212) 250-9905

Deutsche Bank

Agenda

Structured Investment Adoption in the U.S.

Deutsche Bank Securities and DWS Scudder

Packaging: Structured Investments

Content: Proprietary Indices

Additional Considerations

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Structured Investment Adoption in the U.S.

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A Rapidly Evolving U.S. Market

The U.S. Structured Investments market has seen a significant evolution

Major retail systems and private banks have embraced open architecture

Trust companies and RIAs have adopted structured investments

Driven by a need to maintain competitive product offerings for clients

Provides access to strategies previously not available to some investor classes.

Family offices are utilizing structured investments to achieve absolute returns and tax efficiency

Hedge fund linked products

Proprietary Indices

Structured investment technology is evolving in two major dimensions

Packaging: products that are designed to meet an investors view that might not be attainable with just stocks and bonds

Content: indices that replicate complex trading strategies or that provide access to alternative asset classes

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Deutsche Bank and DWS Scudder

Partnership Overview

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Deutsche Bank Overview

One of the world’s leading banks

€1,897 billion in assets as of September 30, 2007 Recent Awards

IFR, Review of the Year,

Operations in 76 countries December 2007

Corporate and Investment Banking – Global Markets – World’s Best

Derivatives House (4th consecutive year)

Multi-asset derivatives

– World’s Best Equity Derivatives House

Structured products

Euromoney, 2007 Awards for Excellence

– World’s Best Foreign Exchange House

– North America’s Best Risk Management House Risk, Inter-Dealer Rankings, May 2007

– World’s Best Overall Bank

Additional information available upon request

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Deutsche Bank and DWS Scudder

Renowned Product Creation and Distribution

The Deutsche Bank trading, marketing and product engineering franchise develops best in class products for the US retail market.

DWS Scudder’s distribution strength delivers product, education and support that is amongst the best in the structured products market

This combination creates one of the strongest Structured Investments franchise on Wall Street

Investment Advisors

Broker Dealers

Sales & Structuring Trading Desks

New Products

Trust Companies

DWS SCUDDER

STRUCTURED NOTES

powered by x-markets

Create Hedge out Asset Managers Products Product Risks

Private Banks

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Packaging: Structured Investments

Altering the Risk/Reward metrics of traditional investments

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Absolute Return Barrier Note (“M-Note”)

Principal Protected Note for Uncertain Markets

For investors who are looking to hedge downside while retaining some upside exposure

M-Note

Offers investors a fully

Typical maturities range from 12m to 24m principal protected opportunity to profit

Driven by desired barrier range regardless of whether the underlying index Hypothetical M-Note increases or decreases

Principal repaid at maturity

Absolute Return Barrier Note Payoff Profile

Receive absolute return of index up to ±25%

30

Provide potential to profit in uncertain markets

25

Effective hedge for existing long index exposure

20

Risk is that index breaks upper barrier 15

10

5

0

Return at Maturity (%) 60 80 100 120 140 -5 M-Note -10 Index -15

-20

Final Level at Maturity (as % of Initial Level)

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Barrier Rebate Note

Characteristics:

Upside participation in Underlying Index up to the Barrier; above the Barrier investors get Rebate

Partial principal protection (Buffer) that increases by Rebate if Barrier hit

Maturities vary from 6 to 18 months based on desired participation in underlying

Potential payoff will vary dramatically based on maturity or investors desire for income stream

50

Underlying is typically an Index or Basket of Equities 40

30

Hypothetical Index linked Barrier Rebate Note: 8.5% Rebate

20

Receive positive return up to 120% Barrier 15% Buffer

10

Receive 8.5% Rebate if Barrier hit -

Payoff (%) 50 70 90 110 130 150

Risk: Index increases by more than 20% over 12m span (10)

120% Barrier and only receive Rebate (20)

(30) Underlying Index

Risk: Index decreases by more than 15% Buffer causing Note, Barrier Not Hit

(40)

loss of initial principal, to a maximum of 85% loss Note, Barrier Hit

(50)

Final Price of Underlying (% of Initial Price)

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Buffered Underlying Securities (“BUyS”)

Partially Protected Investment for Bullish Investors

Leveraged upside performance with partial principal

BUyS protection (i.e., the Buffer)

Offers investors a unique

Reduces downside risk and increases upside potential opportunity to potentially profit from 115% index Hypothetical BUyS performance but still retain partial principal protection

Underlying: Index

Buffered Note Payoff Profile

Term: 3y

40

Buffer of 20%, upside participation factor of 115%

Upside Leverage of 115%

Payoff at maturity 30

If Index Return is >0%: Par + 115% x Index Return

20

If Index Return is > -20% but <0%: Par

If Index Return is < -20%: Par + Index Return + 20% 10

20% Buffer

Risk is that index declines 0

60 80 100 120 140

Max loss is 80% of initial investment

Return at Maturity (%) (10) (20)

Index (30)

Buffered Note (40) Final Level at Maturity (as % of Initial Level)

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Auto-Callable Securities

Partially Protected Investment for Income Investors Auto-Callable

Investors receive an

Structure pays high coupon if automatically called

above market coupon plus their initial principal if the index increases on any call date

Hypothetical Auto-Callable

Underlying: Index

Characteristics

Term of 3y – Early redemption of principal if index

Three annual call dates increases

Structure is called if index closes higher than initial level on trade date – Maturity does not always equal life of

Payoff to investor of 100% + 10% x [number of observations past trade date] trade

Cash redemption at

Payoff at maturity if not called maturity or call dates

If index never trades below 85% of initial level, investor gets par

Investor has a bullish

Otherwise investors have 1:1 downside exposure to index view

Lower volatility names will yield higher coupons

Scenario Result Payoff

If Index Return is positive on 1st call date

Auto-Call 110%

Index Level If

Index Return is positive on 2nd call date

Auto-Call 120%

Index Return observed Index Level

If Index Return is positive on 3rd call date Auto-Call 130% initial

If no Auto-Call and index never trades below 85% of Initial Level Maturity 100%

If no Auto-Call and index has traded below 85% of Initial Level Maturity 100% + (Index Return)

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Content: Proprietary Indices

Providing access to alternative asset classes

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Proprietary Indices

Alternative Investments are an Important Part of Every Portfolio

Uncorrelated returns lead to downside volatility reduction and superior absolute returns

However, traditional alternative investments have their challenges

High fees, poor liquidity and monitoring, flow-through short-term taxation

The Deutsche Bank Solution

Our family of rules-based indices replicates several popular alternative investment strategies

Long/short equity, commodity investing, currency carry trade, volatility arbitrage, fund of hedge fund replication, and others

We deliver these indices by packaging them in structured investments

Low fees, daily liquidity and monitoring with no lock-ups, can be structured for tax efficiency, issued as SEC registered securities

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Proprietary Indices

Examples of Deutsche Bank Proprietary Indices

X-Alpha: long/short equity strategy replication

Low volatility rules-based global long/short equity strategy without the 2/20 fee structure of a hedge fund

CROCI: superior method of value investing

Systematic method to identify value stocks

DBLCI: commodity futures replication

Rules-based strategies that create dramatic outperformance over conventional commodities benchmarks

Currency Harvest: dynamic carry trade replication

Rules-based indices that give investors exposure to the carry trade in global currency markets

Other Synthetic Asset Management Indices

Municipal bond market arbitrage strategy (“MINT”)

Rules-based steepener/flattener strategy (“SMART”)

Implied volatility v. realized volatility arbitrage strategies (“ImpAct”)

Hedge fund beta replication strategy (“DBARB”)

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Additional Considerations

Liquidity and Monitoring

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Additional Considerations

Liquidity and Secondary Trading

Liquidity is frequently cited as a significant concern with respect to structured notes

Issuers generally are not legally obligated to provide a secondary market for structured products that they issue, but almost universally do so in order to facilitate ongoing issuance

Generally the issuer of a given structured note is the only available market maker

Even with exchange listed structured notes there generally is limited market making

Consequently, issue is not the lack of a secondary market but rather the transparency and price quality

Ongoing Monitoring

We post each security on Bloomberg (page DBUS)

Indicative prices are updated in real time throughout the day and historic prices are available using familiar Bloomberg and Excel-based functions

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Disclaimer

No offer to purchase

This document does not constitute an offer, an invitation or a recommendation to enter into any transaction. We have sent you this document in our capacity as a potential counterparty acting at arm’s length. Pricing levels and valuations published on the Website are indicative and they and other information displayed thereon are for information purposes only.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to such offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and such offering. You may obtain these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in such offering will arrange to send you the prospectus, prospectus supplement and other documents relating to the offering if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.”

Past Performance

The past performance of securities, indexes or other instruments referred to herein does not guarantee or predict future performance.

Deutsche Bank may hold positions

We or our affiliates or persons associated with us or such affiliates may: maintain a long or short position in securities referred to herein, or in related futures or options, purchase or sell, make a market in, or engage in any other transaction involving such securities, and earn brokerage or other compensation.

Derivatives

Options, structured securities and illiquid investments, such as private investments, are complex instruments and are not be suitable for all investors. Prior to buying or selling an option investors must review the Characteristics and Risks of Standardized Options: http://onn.theocc.com/publications/risks/riskstoc.pdf

If you are unable to access the website, please contact Deutsche Bank AG at +1 (212) 250-4960 for a copy of this important document.

These investments typically involve a high degree of risk, are not transferable and typically will not be listed or traded on any exchange and are intended for sale only to sophisticated investors who are capable of understanding and assuming the risks involved. The market value of any structured security may be affected by changes in economic, financial and political factors (including, but not limited to, spot and forward interest and exchange rates), time to maturity, market conditions and volatility and the equity prices and credit quality of any issuer or reference issuer. Any investor should conduct his/her own investigation and analysis of the product and consult with its own professional advisers as to the risks involved in making such a purchase; since, it may be difficult to realize the investment prior to maturity, obtain reliable information about the market value of such investments or the extent of the risks to which they are exposed, including the risk of total loss of capital.

Additional information may be available upon request. Any results shown do not reflect the impact of commission and/or fees, unless stated.

Note to US investors

US regulators have not approved the foreign indices for listed options for trading by US investors. Eligible US investors may be able to trade over-the-counter instruments, such as Total Return Swaps or OTC options, to get the foreign index exposure. A discussion of listed options and futures based on the foreign indices may still be relevant to US investors – because listed instruments underpin dealer hedging of the OTC products traded in the US.

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Disclaimer

Backtesting

Backtested, hypothetical or simulated performance results discussed herein have inherent limitations. Unlike an actual performance record based on trading actual client portfolios, simulated results are achieved by means of the retroactive application of a backtested model itself designed with the benefit of hindsight. Taking into account historical events the backtesting of performance also differs from actual account performance because an actual investment strategy may be adjusted any time, for any reason, including a response to material, economic or market factors. The backtested performance includes hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of advisory fees, brokerage or other commissions, and any other expenses that a client would have paid or actually paid. No representation is made that any trading strategy or account will or is likely to achieve profits or losses similar to those shown. Alternative modeling techniques or assumptions might produce significantly different results and prove to be more appropriate. Past hypothetical backtest results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis.

Calculations of returns

Calculations of returns on instruments referred to herein may be linked to a referenced index or interest rate. In such cases, the investments may not be suitable for persons unfamiliar with such index or interest rate, or unwilling or unable to bear the risks associated with the transaction. Products denominated in a currency, other than the investor’s home currency, will be subject to changes in exchange rates, which may have an adverse effect on the value, price or income return of the products. These products may not be readily realizable investments and are not traded on any regulated market. The securities referred to herein involve risk, which may include interest rate, index, currency, credit, political, liquidity, time value, commodity and market risk and is not suitable for all investors.

Not insured

These instruments are not insured by the Federal Deposit Insurance Corporation (FDIC) or any other U.S. governmental agency. These instruments are not insured by any statutory scheme or governmental agency of the United Kingdom. The distribution of this document and availability of these products and services in certain jurisdictions may be restricted by law. These securities have not been registered under the United States Securities Act of 1933 and trading in the securities has not been approved by the United States Commodity Exchange Act, as amended.

The Bank and affiliates

“Deutsche Bank” means Deutsche Bank AG and its affiliated companies, as the context requires. Deutsche Bank Private Wealth Management refers to Deutsche Bank’s wealth management activities for high-net-worth clients around the world. Deutsche Bank Alex. Brown is a division of Deutsche Bank Securities Inc.

Tax

Deutsche Bank AG, including its subsidiaries and affiliates, does not provide legal, tax or accounting advice. This communication was prepared solely in connection with the promotion or marketing, to the extent permitted by applicable law, of the transaction or matter addressed herein, and was not intended or written to be used, and cannot be used or relied upon, by any taxpayer for purposes of avoiding any U.S. federal income tax penalties. The recipient of this communication should seek advice from an independent tax advisor regarding any tax matters addressed herein based on its particular circumstances.

Any information relating to taxation is based on information currently available. The levels and bases of, and relief from, taxation can change and the benefits of products where discussed may cease to exist. Because of the importance of tax considerations to all option transactions, the investor considering options should consult with his/her tax advisor as to how taxes affect the outcome of contemplated option transactions.

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Tax Disclaimer

Any tax and legal information in this piece is merely a summary of our understanding and interpretation of some of the current laws and regulations and is not exhaustive. You should consult with your legal or tax counsel for advice and information concerning your particular situation.

IRS Circular 230 Disclosure: Deutsche Bank AG, including its subsidiaries and affiliates, does not provide legal, tax or accounting advice. This communication (including any attachments) was not intended or written to be used, and cannot be used or relied upon, by any taxpayer for purposes of avoiding any U.S. federal tax penalties.

Deutsche Bank AG, including its subsidiaries and affiliates, does not provide legal, tax or accounting advice. This communication was prepared solely in connection with the promotion or marketing, to the extent permitted by applicable law, of the transaction or matter addressed herein, and was not intended or written to be used, and cannot be used or relied upon, by any taxpayer for purposes of avoiding any U.S. federal tax penalties. The recipient of this communication should seek advice from an independent tax advisor regarding any tax matters addressed herein based on its particular circumstances.

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